Exhibit 4.18

Haleon Plc

RULES OF THE HALEON PLC
SHARE VALUE PLAN 2023

Directors’ adoption:	23 May 2022

Expiry Date:	20 April 2033

(as amended by the Committee on 4 October 2022 and 13 March 2023)

Shareholder approval:	20 April 2023

Slaughter and May
One Bunhill Row
London
EC1Y 8YY

PJC/IAB/RXQS

575785934

The Haleon plc Share Value Plan 2023

Introduction

An Award under the Plan can take the form of:

•	a nil-cost option - which is a right to acquire Shares for nothing; or
•	a conditional award - which is a right to be given Shares automatically on Vesting.

Grant and Vesting of the different types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens after they Vest.

Awards may be subject to one or more Conditions. Following Vesting, Awards will be satisfied by the issue of new Shares or the transfer of “market purchase” Shares or treasury Shares to the Participant.

This introduction does not form part of the rules.

1.	Meaning of words used

In these rules:

“Award” means a conditional right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option);

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means the remuneration committee of the board of directors of the Company or any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means Haleon plc (registered no. 13691224);

“Condition” means a condition to the Vesting of an Award imposed under Rule 2.4;

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means any restriction on dealing in securities imposed by law, statute, regulation, order, government directive or any dealing code adopted by the Company as varied from time to time;

“Dividend Equivalents” means a right to cash or Shares as described in Rule 3;

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“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Malus and Clawback Policy” means the Company’s policy from time to time on the recoupment of value from current or former employees in connection with the Plan which is applicable to the Participant;

“Market Value” means, in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the immediately preceding day (or such other day selected by the Committee or the average closing price of up to five consecutive trading days selected by the Committee) on which the relevant market was open or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or such other day selected by the Committee or the average closing price of up to five consecutive trading days selected by the Committee), unless Conditional Awards Vest or Nil-Cost Options are exercised under Rule 7.1, in which case the Committee may determine that the market value of a Share is the price payable to acquire a Share in connection with a Takeover under Rule 7.1;

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a right to acquire Shares granted under the Plan following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, their personal representatives;

“Plan” means this plan known as “The Haleon plc Share Value Plan 2023” as amended from time to time;

“Recovery Period” has the meaning given to it in Rule 5.1;

“Relevant Employee Share Plan” means an employee share plan operated by a Member of the Group, other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of the Income Tax (Earnings and Pensions) Act 2003 under Schedules 2 to 4;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depositary share representing Shares;

“Short Term Deferral Period” means the period ending on 15 March after the end of the calendar year in which Vesting occurs, and for this purpose "Vesting" means that an Award is no longer subject to a substantial risk of forfeiture within the meaning of U.S. Treasury Regulation §1.409A-1(d);

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“Takeover” has the meaning given to it in Rule 7.1;

"US Participant" has the meaning given to it in Rule 1 of each of Schedule 1 and Schedule 2 to the Plan;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in their Award and “Vest” shall be construed accordingly; and

“Vesting Date” means a date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under Rule 2.2.

2.	Granting Awards
2.1	Selection of Participants

The Company may select any employee of the Company or any one of its subsidiaries to be granted an Award. However, the Committee may not select a person who:

(A)	is an executive director of the Company; or
(B)	has given or received notice terminating their employment (except at the discretion of the Committee).
2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:

(A)	the number of Shares subject to the Award;
(B)	the Vesting Date or Vesting Dates;
(C)	the terms of any Conditions;
(D)	whether the Award will take the form of a Nil-Cost Option (and if the Committee does not so decide, the Award will take the form of a Conditional Award);
(E)

if the Award is in the form of a Nil-Cost Option, whether the Award will be exercisable for a period longer than six months from Vesting except where Rule 7.1 (Takeover) applies (and if the Committee does not so decide, the Nil-Cost Option will be exercisable for such period);

(F)

whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see Rule 3) (if the Committee does not so decide, the Award will not carry Dividend Equivalents); and

(G)	which (if any) Schedules to the Plan will apply to the Award.
2.3	Individual limits

Except in exceptional circumstances (including Awards granted for recruitment and retention

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purposes), the Market Value, on the Award Date, of Shares subject to Awards granted to any one Participant in respect of any financial year will not be more than 300 per cent of their annual basic salary on the Award Date.

This limit will exclude any Shares which become subject to the Award in connection with Dividend Equivalents or which are subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer national insurance or social security liability.

2.4	Conditions

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more Conditions (which may be related to the performance of the Company or other Member of the Group) determined by it. Such Conditions will be tested over a period determined by the Committee, and may provide that the Award will lapse to the extent it is not satisfied.

The Committee may change or waive a Condition.

2.5	Timing of Awards

Awards may not be granted at any time after 2] April 2033.

The Award Date for an Award must be within the 42 days starting on any of the following:

(A)	the date of approval of the Plan by shareholders; or
(B)	the day after the announcement of the Company’s results for any period; or
(C)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or
(D)	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

Awards may also be granted on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (which may include the grant of an Award to a person who started employment after the normal time for grants).

2.6	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive or be directed to a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

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2.7	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further sub-plans are treated as counting against the limits set out in Rule 2.3 and Rule 10.

3.	Dividends and dividend equivalents
3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:

(A)

unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the Vesting Date, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this Rule 3) on the basis of the market value of a Share on the payment date; or

(B)

if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.2(A), as soon as practicable after Vesting (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the Vesting Date on the number of Shares then Vesting; or

(C)	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.

For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this Rule 3, “market value” means Market Value or, if the Committee so decides, the closing middle market quotation of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under Rule 7.4.

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For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are issued or transferred to the Participant.

4.	Vesting of Awards
4.1	Normal Vesting

Subject to Rules 4.5, 4.6, 6 and 7 and any Condition, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which any Condition is satisfied has been determined.

4.2	Consequences of Vesting – Conditional Award

Subject to Rules 4.5 and 4.6(B), as soon as practicable after the Vesting of an Award which takes the form of a Conditional Award (and, for US Participants, in any event no later than the date on which the Short Term Deferral Period expires except as otherwise determined by the Committee pursuant to Schedule 2 hereto), the Grantor shall procure that:

(A)	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and
(B)	the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents).
4.3	Consequences of Vesting – Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period of six months, unless the Committee determined a longer period on the Award Date, after which it will lapse to the extent not exercised. However, where the Nil-Cost Option Vests under Rule 7.1 (Takeover), it will be exercisable for six weeks from the date of the Takeover.

The Grantor will procure that the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents) as soon as practicable after the Vesting Date (and in any event no later than the date on which the Short Term Deferral Period expires).

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this Rule 4.3.

Subject to Rules 4.5 and 4.6(B), within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil-Cost Option has been exercised are issued or transferred to the Participant.

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4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of Rule 3.2 (Dividend Equivalents) (or any other reason) shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may, if it is necessary or desirable for regulatory, exchange control, compliance, administrative or other similar reason, decide to satisfy an Award or the exercise of a Nil-Cost Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred following the Vesting Date (or exercise, in the case of a Nil-Cost Option) or an amount determined on such other reasonable basis as the Committee may decide from time to time (which could, for example, allow for the deduction of any applicable expenses).

4.6	Delay for Dealing Restrictions
(A)	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.
(B)

If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in Rules 4.2 or 4.3, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.

5.	Malus and Clawback
5.1	Length of Recovery Period
(A)

The period during which the Committee may undertake any of the actions specified in Rules 5.3, 5.4 and 5.5 (the “Recovery Period”) will, subject to Rule 5.1(B), be the period beginning on the Award Date and ending on the second anniversary of the day on which the Award Vests, unless the relevant provisions of any applicable law, rule, regulation or stock exchange rule as set out in Rule 5.6 below require otherwise (in which case the Recovery Period shall be the period specified in such law, rule, regulation or stock exchange rule).

(B)

If an investigation into the conduct or actions of any Participant or any Member of the Group has started before, but not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of Rules 5.3, 5.4 and 5.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in Rules 5.3, 5.4 and 5.5.

(C)	Where there is a delay under Rule 5.1(B) the following provisions will apply:
(i)

if a Participant leaves employment after the date on which the Award would have Vested but for the delay then, unless the Committee decides otherwise, Rule 6 (Leaving Employment) will not apply. The Award will continue and Vest

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to the relevant extent (subject to any further adjustment under this Rule 5) under this Rule 5.1; and

(ii)	Vesting or exercise of the Award or delivery of Shares will not be delayed beyond any date on which Vesting, exercise or delivery would otherwise occur under Rule 7 (Corporate Events).
5.2	Recovery triggers

Notwithstanding any other rule of the Plan, at any time before the end of the Recovery Period, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in Rules 5.3, 5.4 and 5.5, if the Committee considers there to be exceptional circumstances, including (without limitation):

(A)

results announced for any financial year have subsequently been determined by the Committee to be materially financially inaccurate or misleading, irrespective of whether the Participant subject to the Plan or the Malus and Clawback Policy was or is at fault;

(B)

there has been a failure of risk management which has resulted in material financial loss for the business unit or profit centre in which the Participant worked, irrespective of whether the Participant subject to the Plan or the Malus and Clawback Policy was or is at fault;

(C)

any error or material misstatement has resulted in an overpayment to the Participant, whether in the form of Awards, assessment of the Participant's performance, the Company’s or Group member’s accounts or otherwise;

(D)	there has been an instance of corporate failure of the Group, including (but not limited to) administration or liquidation;
(E)

a Participant has left employment in circumstances in which the Award has not lapsed and facts have emerged which, if known at the time, would have caused the Award to lapse on leaving or cause or would have caused the Committee to exercise its discretion under the Plan differently;

(F)	the Participant is subject to any disciplinary action or investigation or the Committee considers that his or her conduct or performance has been in breach of:
(i)	his or her employment contract;
(ii)	any laws, rules or codes of conduct applicable to him or her;
(iii)	the standards reasonably expected of a person in his or her position.
(G)

any team, business area, member of the Group or profit centre in which the Participant works has been subject to any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it;

(H)

in relation to malus only, the Committee determines, in its discretion that the underlying financial health of the Group or any member of the Group or any business unit has significantly deteriorated such that there are severe financial constraints on the Group which preclude or limit the Group’s or member of the Group’s ability to facilitate the funding of Awards;

(I)

any behaviour, action or omission which the Committee determines has caused material reputational damage to the Group or any member of the Group (or which would have caused material reputational damage to the Group's reputation had it been made public) for which the Participant is accountable or the Participant’s conduct is materially adverse to the interests of the Company;

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(J)	any other matter which, in the reasonable opinion of the Committee is required to be considered to comply with prevailing legal and/or regulatory requirements;
(K)	pursuant to the requirements or operation of any applicable law, rule, regulation or stock exchange rule as set out in Rule 5.6 below;
(L)	pursuant to the terms of the Malus and Clawback Policy; or
(M)	if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.
5.3	Malus
(A)	The Committee may, in its absolute discretion, at any time during the Recovery Period:
(i)	reduce the number of Shares subject to the Award or to be delivered to the Participant in whole or in part; and/or
(ii)	impose additional conditions on the Vesting or exercise of the Award or the delivery of the Shares; and/or
(iii)	determine the timing of any Vesting or exercise of the Award or any delivery of the Shares.
(B)	If an Award is reduced (in whole or in part) in accordance with Rule 5.3(A), that Award will be treated (to the relevant extent) as having lapsed.
(C)	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with Rule 5.3(A).
5.4	Clawback
(A)

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Award; or
(ii)	a cash payment in respect of all or some of the Shares acquired under the Award.
(B)

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with Rule 5.4(A), the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the relevant Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

(C)

References in Rules 5.4(A) and 5.4(B) to “Shares acquired under the Award” or “the acquisition of relevant Shares under the Award” shall, where the Award is dealt with in accordance with Rule 4.5, be read as references to the cash amount paid to the

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Participant under Rule 4.5.

5.5	Recovery mechanisms
(A)	In place of requiring the Participant to take the action referred to in Rule 5.4, the Committee may, in its absolute discretion, during the Recovery Period:
(i)	reduce the amount of any future payments in connection with the Plan or under any discretionary bonus plans or other incentive arrangements;
(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

(iii)	reduce the number of Shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised,

on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

(B)

The Committee may take any action referred to in Rule 5.3(A) to give effect to the operation of any withholding or recovery provisions similar to this Rule 5 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Member of the Group.

5.6	Other Requirements

The provisions set forth in this Rule 5 are in addition to, and not in lieu of, any malus and clawback requirements imposed by any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the U.S. Securities Exchange Act of 1934, Rule 10D-1 thereunder and any applicable stock exchange listing rule adopted pursuant thereto, as may be reflected in an applicable malus and clawback policy adopted by the Company. Further, the provisions in this Rule 5 shall apply notwithstanding anything to the contrary in this Plan, the Malus and Clawback Policy or any other applicable policy of the Company. By accepting an Award hereunder, the Participant expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to the Participant) or applicable law without further consent from the Participant (including requiring Awards to be repaid to the Company after they have been distributed to the Participant).

6.	Leaving employment
6.1	General rules on leaving employment
(A)	Unless Rule 6.2 applies, an Award which has not Vested will lapse on the date the Participant leaves employment.
(B)	The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of their employment with

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any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in Rule 6.2 below.

6.2	Leaving in special circumstances

This rule applies if a Participant leaves employment because of:

(A)	death; or
(B)	redundancy; or
(C)	retirement with the agreement of the Participant’s employer; or
(D)	ill-health, injury or disability; or
(E)	their employing company ceasing to be a Member of the Group; or
(F)	the business in which they work being transferred to a person which is not a Member of the Group, or
(G)	any other reason if the Committee so decides.

Where this Rule 6.2 applies, unless the Committee decides otherwise, the number of Shares subject to the Award will be reduced to reflect the proportion of the period between the Award Date and the Vesting Date which has elapsed on the date of leaving and will lapse as to the balance on the date of leaving.

Where the Participant leaves employment because of death, the Award (reduced as described above) will Vest on the date of death. In other circumstances, the Award will Vest (reduced as described above) on the Vesting Date or, if the Committee so determines, on the date of leaving or such other date as the Committee may decide (being not more than 60 days after the date of leaving).

Unless the Committee decides otherwise, this Rule 6.2 will apply regardless of whether any Condition has been satisfied.

6.3	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when they are no longer an employee or director of any Member of the Group and not before.

7.	Corporate Events
7.1	Takeover

If there is a Takeover, each Award will Vest (unless the Committee decides otherwise, regardless of whether any Condition has been satisfied) on the date of the Takeover.

Any Nil-Cost Option which Vests or is already exercisable on the date of the Takeover will be exercisable for a period of six weeks following such date and shall be automatically exercised

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at the end of that period.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with Rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:

(A)	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or
(B)	a court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 in connection with the acquisition of Shares.

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:

(A)	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.
(B)	The new award shall have equivalent terms to those of the Award that was exchanged.
(C)	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.
(D)	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.
(E)

With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under Rule 7.2(A).

7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under Rule 7.2.

7.4	Rights issues and changes in share capital

If there is:

(A)	a variation in the equity share capital of the Company, including a capitalisation or rights

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issue, sub-division, consolidation or reduction of share capital;

(B)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
(C)	a special dividend or distribution, or
(D)	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this Rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8.	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree to the transfer of liability for employer national insurance or social security contributions to them.

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability it has to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in the number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until they do so. Without prejudice to the above, each Participant authorises the Company, any Member of the Group or trustee of any employee benefit trust to sell or procure the sale of sufficient Shares following the Vesting or exercise of the Award on the Participant's behalf to obtain sufficient funds to enable the Company, any Member of the Group, any former Member of the Group or trustee of any employee benefit trust to discharge any obligation it may have to pay tax or social security contributions (including employer's social security contributions where appropriate) or levies arising in respect of the Vesting or exercise of the Award to the relevant tax authorities.

9.	General Terms
9.1	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This Rule 9.1 does not apply to:

(A)	the transmission of an Award on the death of a Participant to their personal representatives; or

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(B)	the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.
9.2	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.3	Discretionary nature of the Plan
(A)

Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any employee, Participant or any other person (“Employee”).

(B)	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.
(C)

No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Awards on any particular basis in one or over any number of years does not imply any right to be granted or considered for Awards on that or any other basis in any other year.

(D)	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.
(E)	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	their eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;
(ii)

any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under Rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
(F)

Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

(G)

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

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(H)

For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate their employment (whether such termination is lawful or unlawful).

9.4	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.5	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.6	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.7	Consents

All issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.8	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to them at their home address according to the records of their employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of their employing company is used by them, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

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9.9	Language

If any documents relating to the Plan or any Award are provided in any language other than English, in the event of any conflict between that version and the English version, the English version shall prevail. By participating in the Plan, a Participant consents to any information relating to the Plan and any Award being provided to them in English.

9.10	Data protection
(A)

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by the Company or any Member of the Group and relating to employees or customers of the Company and any Member of the Group, or other individuals. The Company and each Member of the Group will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

(B)

Any Member of the Group and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the employee privacy notice and the data protection policy in force from time to time. The current versions of the applicable policies are available on the Company’s intranet page and on the online employee share plan portal (as applicable).

10.	Limits on use of new issue and treasury shares

Awards may be satisfied with newly issued Shares, treasury Shares or Shares purchased in the market in conjunction with an employee benefit trust.

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued shares or the issue and allotment of Shares. Rights which have lapsed or been surrendered will not count towards these limits.

For so long as required under institutional shareholder guidelines, the transfer of treasury Shares shall be treated as the issue of new Shares for the purposes of this limit.

11.	Amendment and termination of the Plan
11.1	Directors’ powers

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Except as described in the rest of this Rule 11, the Committee may at any time change the Plan in any way. Changes may affect Awards already granted.

11.2	Shareholder approval
(A)

Except as described in Rule 11.2(B), the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limits on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Participant under the Plan;
(iv)

the basis for determining a Participant’s rights to benefits under the Plan and the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this Rule 11.2(A).
(B)	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant,

or for any change to a Condition authorised by Rule 2.4.

(C)

The Committee is not required to give notice of any changes made to any Participant affected. The Committee may terminate the Plan at any time but it will terminate automatically on 20 April 2033. The termination of the Plan will not affect existing Awards.

12.	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

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Schedule 1
United States

Section 409A Exempt Awards

1.	Application of Schedule 1

The rules of this Schedule 1 are made under and amend and supplement (as applicable) the terms of the Plan. The rules of this Schedule 1 apply to Awards made to those Participants who are employees of a Member of the Group and are subject to U.S. taxation (“US Participants”) and where such Awards are not granted under Schedule 2. In the event of any conflict, this Schedule 1 shall override or modify (as applicable) the rules of the Plan. For the avoidance of doubt, all Awards made to US Participants will be subject to this Schedule 1 unless specifically designated to be subject to Schedule 2 by the Committee on grant.

2.	Definitions

The words and expressions used in this Schedule 1 which have capital letters have the same meaning as they have in the rules of the Plan unless defined in or modified by this Schedule.

3.	Awards

Awards granted to US Participants shall not include Nil-Cost Options except, at the sole discretion of the Committee, where the Nil-Cost Option is designed as from the Award Date to meet the "short-term deferral" exception under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation §1.409A- 1(b)(4).

4.	Leaving in Special Circumstances

Notwithstanding anything in Rule 6.2 of the Plan to the contrary, any portion of an Award which is retained by a US Participant upon leaving employment as provided for in Rule 6.2 will be treated as Vested on the date that the US Participant leaves employment and will be settled in accordance with Rule 4.2 of the Plan within the Short Term Deferral Period thereafter. For avoidance of doubt, a US Participant has no right to Vest in an Award upon leaving employment because of retirement and may so Vest only if approved by the Company and the US Participant's employer, in their sole discretion.

5.	Takeover

A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in Rule 7.1 of the Plan) will only be applicable to a US Participant to the extent it will not cause adverse tax consequences under Section 409A of the Code.

6.	Malus and Clawback

Notwithstanding anything in Rule 5.1 of the Plan to the contrary, Vesting of an Award and delivery of Shares or other Award settlement shall not be delayed beyond the end of the Short Term Deferral Period unless such delay would not cause adverse tax consequences under Section 409A of the Code or is otherwise permitted by the Committee.

Further, unless otherwise determined by the Committee, any modification of an Award

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pursuant to Rule 5.3(A)(ii) or (iii) will not be made if it would cause adverse tax consequences under Section 409A of the Code.

7.	Code Section 409A

Although neither the Committee nor any Member of the Group guarantees any particular tax treatment to a US Participant, Awards granted pursuant to this Schedule 1 are intended to be exempt from Section 409A of the Code under the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) (which requires that Shares or cash in satisfaction of an Award be issued, transferred or paid, as applicable, to the US Participant no later than the expiry of the Short Term Deferral Period). The Plan, all Rules thereunder and all such Awards shall be limited, construed, interpreted and administered in accordance with such intent. Without limiting the foregoing, Shares or cash that become payable to a US Participant shall in all instances be issued, transferred or paid, as applicable, to the US Participant no later than the date on which the Short Term Deferral Period expires. Further, notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and any applicable Award certificate or statement issued to the US Participant or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the US Participant, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Neither the Company nor any Member of the Group shall have any liability to a US Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

8.	Termination and Amendment

The Committee may amend or terminate this Schedule 1 at any time.

9.	Successors and Assigns

The terms of this Schedule 1 shall be binding upon and inure to the benefit of the Company and its successors and assigns.

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Schedule 2
United States

Section 409A Compliant Awards

1.	Application of Schedule 2

The rules of this Schedule 2 are made under and amend and supplement (as applicable) the terms of the Plan. The rules of this Schedule 2 apply to Awards made to Participants who are employees of a Member of the Group and are subject to U.S. taxation (“US Participants”) and where such Awards are designated by the Committee on grant to be subject to this Schedule 2.

For the avoidance of doubt, Awards made to US Participants will be subject to this Schedule 2 only where so designated by the Committee on the grant of the Awards. Where not so designated on grant, Awards to US Participants will be subject to Schedule 1.

2.	Rules of the Plan and definitions

The rules of the Plan will apply to grants made under this Schedule 2, as amended by the terms of this Schedule 2. The words and expressions used in this Schedule 2 which have capital letters have the same meaning as they have in the rules of the Plan unless defined in or modified by this Schedule 2.

In the event of any conflict, this Schedule 2 shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

3.	Awards

Awards shall not include any Nil-Cost Option except where granted pursuant to Rule 3 of Schedule 1.

4.	Settlement

Awards subject to this Schedule 2 may only be satisfied with newly issued Shares, Shares transferred from treasury or Shares and/or cash from a trust which satisfies the following characteristics:

(A)	the assets of the trust shall be subject to the claims of the general creditors of the Company;
(B)

if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the US Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

(C)

the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the US Participants or their beneficiaries; and

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(D)

the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would trigger the application of Section 409A(b)(2) (relating to the employer’s financial health) or Section 409A(b)(3) (relating to treatment of employer’s defined benefit plan during restricted period) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

5.	Distribution

Until the delivery of such Shares or cash, the rights of a US Participant with respect to an Award granted under this Schedule 2 shall only be those of a general unsecured creditor of the Company.

The Shares or cash underlying an Award granted to a US Participant under this Schedule 3 shall be distributed to that US Participant only on one or more of the following events:

(A)	the death of the US Participant;
(B)	a fixed date or dates as specified by the Committee;
(C)	a Takeover, provided that such Takeover is also a “change of control event” as defined in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation §1.409A-3(i)(5); and
(D)

any other event permitted under Section 409A of the Code as specified by the Committee at the Award Date. To the extent termination of employment is a payment event for an Award granted under this Schedule 2, such termination of employment shall only be a payment event if it is a “separation from service” (within the meaning of Treasury Regulation §1.409A-1(h)) and any US Participant who is a “specified employee” (within the meaning of Treasury Regulation §1.409A-1(i)) shall not receive their Shares until the first day of the seventh month following their “separation from service.”

The Committee shall inform the Participant of the applicable distribution events no later than on the Award Date or, if earlier, the date that any US Participant obtains a legally binding right, whether or not contingent, to an Award under this Schedule 2. No provision of this Schedule 2 or the Plan that accelerates or extends the period for making a distribution will apply to an Award under this Schedule 2 except to the extent that such extension complies with Section 409A of the Code.

For the avoidance of doubt, notwithstanding the foregoing, the Committee reserves the right to grant Awards to US Participants under Schedule 1 whereby such Awards meet the “short-term deferral” exception.

6.	Taxes

All income, social security or other taxes (excluding the employer portion of social security taxes) of any kind (including penalties and interest) relating to the Awards made under this Schedule 2 will be borne by the US Participant. The Company or another Member of the Group may withhold from any payment (including, to the extent permitted by law, any salary, bonus, commissions or any payment of any kind otherwise due to the US Participant) or delivery of

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Shares any tax and social security contributions that are required to be withheld under any applicable law, rule or regulation.

10.	Code Section 409A

Although neither the Committee nor any Member of the Group guarantees any particular tax treatment to a US Participant, Awards granted pursuant to this Schedule 2 are intended to be comply with Section 409A of the Code and the Plan, all Rules thereunder and all such Awards shall be limited, construed, interpreted and administered in accordance with such intent. Further, notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and any applicable Award certificate or statement issued to the US Participant or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the US Participant, that the Committee determines are necessary or appropriate to (A) preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Neither the Company nor any Member of the Group shall have any liability to a US Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

7.	Termination and Amendment

The Committee may amend or terminate this Schedule 2 at any time.

8.	Successors and Assigns

The terms of this Schedule 2 shall be binding upon and inure to the benefit of the Company and its successors and assigns.

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Schedule 3

France

The purpose of this Schedule 3 is to make certain variations to the terms of the Plan, in order to satisfy French legal requirements, especially provisions of Article 80 quaterdecies of the French Tax Code ("Code général des impôts"), Articles L. 225-197-1 to L. 225-197-5 and Articles L. 22-10-59 to L. 22-10-60 of the French Commercial Code ("Code de commerce"), to grant qualified Awards under the Plan and this Schedule that will benefit from the specific income tax and social regime in France.

The rules of the Plan, as amended by this Schedule, are based on the above-mentioned provisions of the French Commercial Code (in force on the date when the Plan was adopted), subject to any subsequent change or provision required by legislation, regulations or interpretations thereof. Consequently, the rules of the Plan, as amended by this Schedule will be applied and may be amended in accordance with such legislation, regulations and interpretations.

In case of contradiction between (i) the Plan and/or the Award letter and (ii) the French Commercial Code, the French Tax Code and/or the French tax authorities’ guidelines, the French Commercial Code, the French Tax Code and the French tax authorities’ guidelines shall prevail.

However, nothing in this Plan, as amended by this Schedule, shall be construed as a guarantee or an undertaking by any Member of the Group that such a specific tax and social security treatment will effectively apply. Should the Plan, as amended by this Schedule come to no longer qualify for the specific tax and social security treatment for any reason, no claim against the Company or any Member of the Group could be made by a Participant.

The rules included in this Schedule are based on the assumption that the Shares are listed on a regulated stock exchange and that the Company is incorporated as a PLC (Public Limited Company).

The rules of the Plan shall apply subject to the modifications contained in this Schedule 3 whenever the Committee decides to grant a qualifying Award to a French tax resident Participant under this Schedule 3. The Committee may still decide to grant, to a French tax resident, Awards which terms and conditions may vary from this Schedule 3. Should that be the case, the Awards shall clearly indicate that they may not comply with this Schedule 3 and that they may not be qualifying for the specific treatment under French tax and social security law.

1.	Rule 1: Meaning of words used
1.1	The definitions of “Award”, “Conditional Award”, “Grantor”, “Member of the Group” and “Participant” stated in Rule 1 of the Plan shall be deleted and replaced by the following definitions:

“Award” means a non-transferable, unfunded and conditional right to acquire Shares for free following Vesting.

“Conditional Award” means a conditional right to acquire Shares for free granted under the Plan and the Schedule 3.

“Grantor” means the Company.

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“Member of the Group” means (i) the Company, (ii) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights, (iii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company, or (iv) a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company.

“Participant” means a current employee employed under the terms and conditions of an employment contract (“contrat de travail”) by any Member of the Group, or a Corporate Officer of any Member of the Group.

1.2	For the purpose of Awards granted under this Schedule 3, the following new definitions shall be added to those stated in Rule 1 of the Plan:

“Closed Period” means in accordance with Article L. 22-10-59 of the French Commercial Code any of the following periods: (i) the period starting after the end of the Holding Period and corresponding to the 30 calendar days before the announcement of an intermediate or year-end financial report that the Company is required to make public; or (ii) with respect to such persons, any period during which the chief executive officer (directeur général), any deputy chief executive officer (directeur général délégué), or any member of the board of directors (conseil d’administration), the supervisory board (conseil de surveillance) or the executive board (directoire) of the Company, or any employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission) that has not been disclosed to the public. If the French Commercial Code is amended to modify the definition and/or applicability of the Closed Periods to French-Qualified RSUs, such amendments shall become applicable to any French-Qualified RSUs granted under this French Sub-Plan to the extent required under French law.

"Corporate Officers" means any person who is a corporate officer within the meaning of Article L.225-197-1 of the French Commercial Code (“mandataires sociaux,” i.e., président du conseil d’administration, directeur général, directeur général délégué, membre du directoire, gérant de sociétés par actions).

“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.

"French-Qualified Award" means an Award granted pursuant to this Schedule which is intended to qualify for the specific tax and social regime available under Article 80 quatrerdecies of the French tax code and Articles L. 225-197-1 to L. 225-197-5 and Articles L. 22-10-59 and L. 22-10-60 of the French Commercial Code.

“Holding Agreement” means an agreement between the Participant, the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.

“Holding Period” means the period, after the Vesting Date, during which the Shares cannot be

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disposed of by the Participant, in accordance with Article L. 225-197-1 of the French Commercial Code.

1.3	All capitalised terms used in this Schedule 3 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.
1.4	No Nil-Cost Option shall be granted under this Schedule 3. Any reference in the Plan to Nil- Cost Option shall be deleted accordingly.
1.5	No Dividend Equivalents shall operate under this Schedule 3. Any reference in the Plan to Dividend Equivalents shall be deleted accordingly.
1.6

No Cash alternative shall be operated under this Schedule 3. The Awards, as defined in this Schedule 3, shall only be settled by delivery of Shares and not in cash. Any reference in the Plan to Rule 4.5 or to Cash alternatives shall be deleted accordingly.

2.	Rule 2: Granting Awards
2.1	Rule 2.1 of the Plan (Selection of Participants) shall be deleted and replaced by the following provisions:

“The Committee may select any Participant to be granted an Award. However, the Committee may not select a person who:

(A)	is an executive director of the Company; or
(B)	has given or received notice terminating their employment (except at the discretion of the Committee).

In any case, French-Qualified Awards may not be issued to a corporate officer (mandataires sociaux) other than the Corporate Officers as defined by the French Commercial Code and as detailed in Section 1.2 of this Schedule 3, unless the corporate officer is employed under the terms and conditions of an employment contract (“contrat de travail”), as defined by French law.

In accordance with Article L.225-197-1 of the French Commercial Code a grant of a French-Qualified Award cannot be made to any Participant already holding more than 10 per cent of the share capital of the Company, nor result in any Participant holding more than 10 per cent of the share capital of the Company.

In accordance with Article L.225-197-1 of the French Commercial Code, the aggregate number of Shares underlying the Awards shall not exceed 10 per cent of the share capital of the Company.

2.2	Rule 2.2(B) of the Plan shall be supplemented with the following provisions:

“, provided that, in accordance with Article L. 225-197-1-I of the French Commercial Code, as amended from time to time, the Vesting Date or Vesting Dates shall not result in a Vesting period being less than the period provided for in the French Commercial Code as of the Award Date except in the case of death or Defined Disability.”

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“In accordance with Article L. 225-197-1-I of the French Commercial Code, as amended from time to time, any Holding Period together with the Vesting period shall not result in a total period being less than the period provided for in the French Commercial Code as of the granting of the Award except in the case of death or Defined Disability.”

2.3	Rules 2.2(D) and 2.2(E) of the Plan shall be replaced as follows

“An Award shall not take the form of a Nil-Cost Option.”

2.4	Rule 2.2(F) of the Plan shall be replaced as follows:

“An Award shall not carry Dividend Equivalents.”

2.5	Rule 2.3 (Individual limits) shall be supplemented by the following provisions:

This limit will apply within the limits provided in the French Commercial Code as detailed in Section 2.1 of the Schedule 3.

2.6	The second paragraph of Rule 2.4 (Conditions) shall be deleted and replaced by the following provisions:

“The Committee may change, without the prior agreement of the Participant, provided it is more favourable for the Participant, or waive a Condition.”

3.	Rule 3: Dividends and dividend equivalents

A Participant shall have no rights as a stockholder (voting and/or dividend equivalent rights) before the Award Vests and he or she receives the underlying Shares.

Rule 3.2 shall be replaced as follows:

“No Dividend Equivalents shall be operated.”

4.	Rule 4: Vesting of Awards
4.1	Rule 4.1 (Normal Vesting) shall be supplemented with the following provision:

“Notwithstanding any provision of the Plan or this Schedule 3 other than Rule 6.4 (Death and Defined Disability), in accordance with Rule 2.2(B) of this Schedule 3, the Vesting Date shall not occur before the mandatory vesting-period provided for in Article L. 225-197-1 of the French Commercial Code, as amended from time to time. If an Award would Vest, in accordance with any provision of the Plan or this Schedule 3, other than under Rule 6.4 (Death and Defined Disability), before this aforementioned mandatory vesting period, the Award will Vest only after the end of the aforementioned mandatory vesting period, or a later date as determined by the Committee.”

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4.2	Rule 4.2 (Consequences of Vesting – Conditional Award) shall be deleted and replaced by the following provisions:

“4.2(A) Subject to Rule 4.6(B), the Grantor shall arrange for the number of Shares in respect of which the Award has vested to be issued or transferred as soon as administratively practicable after the Vesting Date to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants shall have full shareholder voting and dividend rights on the transferred Shares.

4.2(B) Shares transferred under Rule 4.2(A) will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement, except as provided under Rule 6.4 (Death and Defined Disability) or as otherwise provided for in the French Commercial Code or in the French Tax Code as an exception to the Holding Period.

4.2(C) Upon expiry of the Holding Period, the Participant will be free to dispose of the Shares, except during the Closed Periods during which the sale of the Shares is prohibited.”

4.3	Rule 4.2 of the Plan (Consequences of Vesting – Conditional Award) shall be supplemented as follows:

“If the Company is allocating existing Shares to the Participant, the Company shall hold the Shares at least the day preceding the Vesting Date.

4.4	Rule 4.3 (Consequences of Vesting – Nil-Cost Options) shall be deleted. Any provision of the Plan referring to this Rule 4.3 shall be deleted accordingly.
4.5	Rule 4.5 of the Plan (Cash alternative) shall be deleted. Any reference in the Plan to this Rule 4.5 shall be deleted accordingly.
4.6	Rule 4.7 of the Plan (Holding Period) shall be added, according to the following terms:

4.7(A) “Upon termination of the Holding Period, the Shares cannot be disposed of within the Closed Period, during which the sale of the Shares is prohibited.

4.7(B) The Holding Period shall end in such a manner so that the combined duration of the vesting period (période d’acquisition) and any Holding Period starting after the end of the vesting period (période de conservation) equals or exceeds the mandatory time period provided for in Article L. 225-197-1 of the French Commercial Code, as amended from time to time.”

5.	Rule 6: Leaving employment
5.1	In Rule 6.1(A) of the Plan, the words “Unless Rule 6.2 or 6.3 applies” shall be replaced by “Unless Rules 6.2, 6.3 or 6.4 applies”.
5.2	In Rule 6.1(B), the words “listed in Rule 6.2 below” shall be replaced by “listed in Rules 6.2 or 6.4 below”.
5.3	Rule 6.2(A) shall be deleted.

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5.4	Rule 6.2(D) shall be deleted and replaced by “ill-health, injury or disability (other than a Defined Disability); or”.
5.5	The following wording shall be deleted from Rule 6.2:

“Where the Participant leaves employment because of death, the Award (reduced as described above) will Vest on the date of death.”.

The next sentence must be deleted and replace by “In other circumstances (except in the event of Defined Disability), the Award will Vest (reduced as described above) on the Vesting Date or, if the Committee so determined, on the date of leaving or such other date as the Committee may decide, it being specified that the Award may not Vest before the time period specified in Rule 2.2(B) and 4.1 of this Schedule 3”.

5.6	Rule 6.4 shall be added, according to the following terms:

6.4. Death and Defined Disability

“(A) In accordance with Article L. 225-197-3 of the French Commercial Code, notwithstanding any other rule of the Plan (including the first paragraph of this Rule 6.2), where a Participant leaves employment for reason of death, their heirs may require, within six months from the date of death, Vesting of the deceased’s Award and the transfer of the underlying Shares. The Shares will be transferred to the heirs of the Participant as soon as practicably possible following their request, and shall not be subject to any Holding Period.

(B) In accordance with Article L. 225-197-1-I of the French Commercial Code, if a Participant ceases to be employed by the Company or any other Member of the Group by reason of their Defined Disability, the Committee may determine the treatment of the Award then outstanding but not previously vested, including that such Award may be forfeited, may continue to vest on the existing schedule or may vest on an accelerated basis and be settled in Shares as promptly as practicable after Vesting, provided that the Participant provides sufficient evidence of their Disability. In accordance with Article L. 225-197-1-I of the French Commercial Code, Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Holding Period.”

6.	Rule 7: Corporate Events
6.1	Rule 7 of the Plan (Corporate Events) shall be supplemented before Rule 7.1 of the Plan by the following provision:

If an event described in Rule 7 of the Plan takes place, the Award and the underlying Shares may no longer qualify as French-Qualified Award unless the adjustments are recognized under applicable French legal and tax rules. The Committee, at its discretion, may make adjustments to the Award and the underlying Shares, as provided for in Rule 7 of the Plan, notwithstanding that the adjustments are not recognized under French law and the Award and the underlying Shares may no longer qualify as French-Qualified Award eligible for the special tax and social security treatment.

7.	Rule 8: Tax

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7.1

Rule 8 of the Plan (Tax) shall apply, and the following words to be added in the first paragraph: “and will, if required to do so, agree the transfer of liability for employer social security contributions to them, if permitted by the applicable law”.

7.2	In addition, Rule 8 (Tax) shall be supplemented with the following provisions:

“Depending on the country of residence or of activity of the Participant the tax and social security rules applied may differ. It shall be the responsibility of each Participant to comply with such applicable rules. In this respect, the Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

In any case, and notably in case of Disqualification mentioned in rule 11 of this Schedule, the Participant will be ultimately liable and responsible for all taxes and social security contributions that he or she is legally required to pay in connection with the Awards or the underlying Shares."

8.	Rule 9: General Terms
8.1	Rule 9.1, the words “transfer, assign” shall be replaced by “sell, assign, transfer, pledge, encumber to a third party”.
8.2	Rule 9.1(B) shall be deleted.
9.	Rule 10: Limits on use of new issue and treasury shares
9.1	The second and third paragraphs of Rule 10 of the Plan (Limits on use of new issue and treasury shares) shall be supplemented with the following provisions:

“In accordance with Rule 2.1,”

10.	Rule 11: Amendment and termination of the Plan

Rule 11.1 of the Plan shall be supplemented with the following provisions:

“Subject to the terms of the Plan, the Committee reserves the right to amend or discontinue this Schedule at any time in accordance with applicable French law.”

11.	Rule 12: Governing Law

The first sentence of Rule 12 (Governing Law) shall be supplemented with the following provisions:

“and the Schedule will be governed by and construed in accordance with French Law.”

12.	Disqualification of French-Qualified Awards

If, following the grant, changes are made to the terms and conditions of the French-Qualified

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Awards or the underlying Shares due to any applicable legal requirements or a decision of the Company’s shareholders or the Committee, the Awards and the underlying Shares may no longer qualify as French-Qualified Awards.

If the Awards or the underlying Shares no longer qualify as French-Qualified Awards, the Committee may determine, in its sole discretion, to lift, shorten, or terminate certain restrictions applicable to the Vesting of the Awards or to the sale of Shares underlying the Awards, which restrictions have been imposed under this Schedule 3 or in the applicable Award agreement delivered to the Participant.

13.	Severability

The terms and conditions provided in the Plan as amended by this Schedule 3 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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Schedule 4
Switzerland
Blocked Shares

This Schedule 4 allows Shares received by a Participant on Vesting of a Conditional Award or exercise of a Nil-Cost Option to be Blocked Shares. The intention is that doing so will enable the Participants to benefit from favourable income tax and social security treatment in certain Swiss cantons.5

The rules of the Plan shall apply subject to the modifications contained in this Schedule 4 whenever the Committee decides to grant an Award under this Schedule.

1.	Definitions

Terms defined in the rules of the Plan have the same meaning when used in this Schedule and:

“Blocked Shares” means Shares which are subject to this Schedule;

“Blocking Period” means the period during which any Shares are Blocked Shares which will:

(A)	begin on the Vesting Date of a Conditional Award and the date of exercise of a Nil-Cost Option; and
(B)	end on the date determined under paragraph 2.2 of this Schedule or, if earlier, as described in paragraphs 4.3 or 6 of this Schedule.

"Blocked Account" means an account established in respect of Blocked Shares pursuant to paragraph 9 of this Schedule.

2.	Invitation to apply Blocking Period
2.1

The Committee may, at any time before Vesting of an Award, invite any Participant (including one who has left employment and to whom Rule 6.2 of the Plan applies) to agree that some or all of the Shares they receive on Vesting, in the case of a Conditional Award, or exercise, in the case of a Nil-Cost Option will be Blocked Shares.

2.2	The invitation will set out:
(A)	the number or percentage of Shares which will be Blocked Shares; and

5 In 2015, tax rulings were sought from the cantonal tax authorities of the cantons of Bern, Basel-Stadt, Zug and Vaud confirming, nter alia, that Participants may opt to subject all or part of their Shares received on vesting of a Conditional Award or exercise of a Nil-Cost Option to a Blocking Period. Certain cantonal tax authorities, including the cantonal tax administration of the canton of Zurich would, however, not accept an individual right of a Participant to opt for a blocking of their Shares but only accept a blocking period for tax purposes, if such blocking period is mandatory in respect of all Participants of the Plan.

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(B)	the date on which the Blocking Period will normally end;

or may permit the Participant to choose, subject to any maximum and/or minimum or other restrictions set by the Committee in the invitation.

2.3	By accepting the invitation the Participant is deemed to have agreed to be bound by this Schedule 4 as if they had signed it.
2.4	The invitation may be withdrawn (or if already accepted by the Participant, cancelled) by the Company for any reason before the start of the Blocking Period.
2.5

The invitation will be withdrawn (or if already accepted by the Participant, cancelled) if a Participant leaves employment (or gives notice of termination of their employment) after invitation but before the start of the Blocking Period for reason other than set out in Rule 6.2 of the Plan.

2.6

If the Participant does not accept the invitation in such manner and by such date as the Committee may determine, or if the invitation is withdrawn or cancelled under paragraph 2.4 or 2.5 of this Schedule, Shares will be issued or transferred as described in Rule 4 of the Plan but will not be Blocked Shares.

3.	Issue or transfer of Blocked Shares

Following Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option), the Grantor shall procure that the Blocked Shares are issued or transferred:

(A)	to the Participant and held in a Blocked Account in the Participant’s name; or
(B)	to another person to be held as nominee for the Participant,

in either case, to be held on such basis as the Committee considers appropriate to give effect to the Blocking Period. The Participant will do all things necessary to give effect to such issue or transfer and holding.

4.	No transfer of Blocked Shares
4.1	A Participant must not assign or otherwise dispose of any Blocked Shares or any interest in them during the Blocking Period.
4.2	This will not apply to:
(A)	the sale of sufficient entitlements nil-paid in relation to a Blocked Share to take up the balance of the entitlements under a rights issue;

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(B)	a disposal which is required to meet any liability to tax and social security contributions in respect of Blocked Shares.
4.3	If any Blocked Shares are disposed of as described in paragraph 4.2 of this Schedule, the Blocking Period will come to an end, in respect of those Blocked Shares, on the date of the disposal.
5.	Rights attaching to Blocked Shares
5.1	Subject to paragraphs 2.2(B) and 4 of this Schedule, a Participant will be entitled, in respect of Blocked Shares:
(A)	to receive all dividends and other distributions;
(B)	to exercise any voting rights; and
(C)	to all other rights of a shareholder.
5.2

If the Blocked Shares are not held by the Participant, the holder will ensure that any dividends or other distributions are promptly paid to them and will act on the Participant’s instructions in relation to voting or exercising any other rights in connection with the Blocked Shares.

6.	Early termination of the Blocking Period
6.1	Except as set out in this paragraph 6 of this Schedule, the Blocking Period will not come to an end on the date the Participant leaves employment.
6.2	The Blocking Period will come to an end on the date of death of the Participant.
6.3

Unless the Committee decides otherwise or the Participant has already left employment on the date of the invitation, the Blocking Period will come to an end on the date the Participant leaves employment by reason of ill-health, injury or disability.

6.4	The Committee may decide in general or in any particular case (including in the event of a Takeover) that the Blocking Period will come to an end.
7.	End of the Blocking Period

From the end of the Blocking Period, this Schedule (other than paragraph 8 of this Schedule) will cease to apply and the Participant will have all the rights of a shareholder.

8.	Tax

Rule 8 of the Plan (Tax) shall apply to Blocked Shares, except that in the first paragraph the following words shall be deleted: “and will, if required to do so, agree the transfer of liability for employer social security contributions to them”.

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The Participant, and in the event of the Participant's death their heirs, will be responsible for reporting the receipt of any income arising in connection with the Blocked Shares and any the early termination of the Blocking Period.

Without limiting Rule 8 of the Plan, and in order to satisfy any obligation any Member of the Group may have to pay or account for any such tax or social security contributions:

(A)	Blocked Shares may be sold on behalf of the Participant and/or their heirs;
(B)	a sufficient portion of the value otherwise due to be released to satisfy any withholding liability may be deducted or withheld;
(C)	the Participant may be required to personally pay an amount prior to the end of the Blocking Period and the Blocking Period may be extended until such payment is received; or
(D)	amounts may be deducted from salary and/or bonus payments otherwise due.

The Grantor shall have the right to notify the tax authorities of the grant and Vesting of a Conditional Award or grant and exercise of Nil-Cost Option if so required by law.

9.	Blocked Account

Prior to the Vesting of an Award, a Blocked Account in the Participant’s name may be opened with a provider selected by the Company, to deposit and record the Blocked Shares received by the Participant upon Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option).

Participants will generally be able to access the Blocked Account information electronically. If this is not possible, Participants will be provided with a statement of the Blocked Account information at least annually.

Upon termination of the Blocking Period, the Shares will be released from the Blocked Account and transferred to the Participant.

Other Provisions

10.	Awards non-pensionable

Rule 9.6 of the Plan shall be modified by inserting the following words at the beginning of the Rule: "Unless explicitly provided for in the pension scheme regulation of the employing company of the Participant, […]".

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Annex 1
Cash Conditional Awards

1.	Application of Annex 1

Cash Conditional Awards can be granted under this Appendix. They will have the same terms and conditions as under the rules of the Plan, except as amended below. A Cash Conditional Award is a right to receive a cash sum granted or to be granted under this Annex 1 as if it was a Conditional Award, except as set out in this Annex.

The rules of this Annex 1 shall apply to (i) Cash Conditional Awards made to those Participants who are employees of a Member of the Group registered in the Netherlands, including those Participants who are on assignment or secondment to a Member of the Group registered outside the Netherlands on the Award Date (for the avoidance of doubt this does not apply to Awards granted to Participants who are employees of another Member of the Group but who are on assignment or secondment to a Member of the Group registered in the Netherlands on the Award Date) or (ii) Cash Conditional Awards which are designated by the Committee on grant to be subject to this Annex 1.

If a Participant holds an Award granted under the Plan, and during the period between the Award Date and Vesting Date the individual’s employment permanently transfers to a Member of the Group registered in the Netherlands, the Award shall be automatically deemed to be a Cash Conditional Award granted under the provisions of this Annex 1.

In the event of any conflict, this Annex 1 shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

2.	Rules of the Plan and definitions

The rules of the Plan will apply to grants made under this Annex 1, as amended by the terms of this Annex 1. The words and expressions used in this Annex 1 which have capital letters have the same meaning as they have in the rules of the Plan unless modified by this Annex 1.

(A)	The Committee may grant or procure the grant of a Cash Conditional Award.
(B)	Each Cash Conditional Award shall relate to a given number of notional Shares.
(C)

On the Vesting of the Cash Conditional Award the holder of that Cash Conditional Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Shares, where the Cash Value of a notional Share is the Market Value of a Share on the Vesting Date of the Cash Conditional Award or an amount determined on such other reasonable basis as the Committee may decide from time to time (which could, for example, allow for the deduction of any applicable expenses). For the purposes of this Annex 1, the Market Value of a Share on any day shall be determined in accordance with Rule 4.5.

(D)	Rule 8 shall apply to any sum payable under paragraph 2(C) above.
(E)	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on its

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holder to receive Shares or any interest in Shares.

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